UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 9, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Stock Option Acceleration (1)

On December 13, 2005, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of BearingPoint, Inc. (the “Company”) approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $9.57 per share previously awarded to its employees, but excluding its current executive officers and directors, under the Company’s Amended and Restated 2000 Long-Term Incentive Plan. The acceleration of vesting will be effective for stock options outstanding as of December 13, 2005. Options to purchase approximately 3.2 million shares of common stock, or approximately 23% of the Company’s outstanding unvested options, are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $10.46, and the exercise price of the options subject to acceleration range from $9.58 - $21.17 per share, with approximately 94% and 99.9% of such options previously scheduled to vest in 2006 and 2007, respectively.

The purpose of the acceleration is to enable the Company to avoid recognizing compensation expense associated with these options in future periods in its consolidated statements of operations, upon adoption of FASB Statement (FAS) No. 123R, “Share-Based Payment,” which the Company will adopt effective as of January 1, 2006. Previously, the Company accounted for employee stock options using the intrinsic value method prescribed in Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees,” in which no compensation expense was recognized when the stock option price was equal to the market price of the underlying stock on the date of grant. However, under FAS 123R, employee stock options will be valued at the grant date using a fair value option pricing model with compensation expense recognized ratably over the vesting period. A number of other companies have also announced that they have accelerated vesting for similar reasons. The Company also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value and are not achieving their original objective of incentive compensation and employee retention.

(1)    The numbers presented in this paragraph are based on the options outstanding as of November 25, 2005, without taking into account any options which may have terminated in November 2005.

Deferred Compensation Plan

The Company previously disclosed in its Form 8-K filed on April 28, 2005 that it had approved a new deferred compensation plan, the BearingPoint, Inc. Managing Director Deferred Compensation Plan (the “2005 Deferred Compensation Plan”) in which all of its managing directors, including its executive officers, are eligible to participate, with respect to deferral of compensation earned after December 31, 2004. As disclosed, the 2005 Deferred Compensation Plan is substantially identical to the Company’s deferred compensation plan that was in effect for deferrals of compensation prior to 2005, except for those changes required for the plan to comply with recently adopted Internal Revenue Code Section 409A. Those changes included the addition of provisions regarding the timing of elections in the plan, the timing of plan distributions and permitted reasons for plan distributions. The 2005 Deferred Compensation Plan was implemented operationally effective as of January 1, 2005. On December 9, 2005, as permitted by the rules and regulations of the IRS, the Compensation Committee formally adopted the 2005 Deferred Compensation Plan.

In addition, amendments were approved, to be effective as of January 1, 2006, which provide, among other things, that: only base salary will be eligible for deferred compensation (i.e., bonuses will not be eligible for deferred compensation); participants may make additional distribution elections as permitted by Section 409A; deferral will be discontinued if a participant requests and qualifies for a hardship withdrawal; and a distribution from the 2005 Deferred Compensation Plan will be triggered by certain leaves of absence.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2005	BearingPoint, Inc.

	By:	/s/ Judy Ethell
Judy Ethell Executive Vice President and Chief Accounting Officer